Exhibit 99.2

NorthWest Indiana Bancorp

Consolidated Balance Sheets
(Dollars in Thousands)

	December 31,	December 31,
	2003	2002
	(unaudited)

Assets

Cash and cash equivalents	$45,075	$35,200

Available-for-sale securities	56,052	56,002

Held-to-maturity securities	1,542	569

Federal Home Loan Bank Stock	2,741	2,672

Loans held for sale	1,944	601

Loans receivable	405,428	380,428

Less: allowance for loan losses	(3,869)	(3,635)

Net loans receivable	401,559	376,793

Premises and equipment	13,144	9,460

Foreclosed real estate	0	127

Other assets	5,425	6,578

Total assets	$527,482	$488,002

Liabilities and Stockholders’ Equity

Deposits	$441,057	$406,673

Borrowed funds	41,293	36,065

Accrued expenses and other liabilities	4,205	6,116

Total liabilities	486,555	448,854

Stockholders’ Equity	40,927	39,148

Total liabilities and stockholders’ equity	$527,482	$488,002

Consolidated Statements of Income (Dollars in Thousands)
	Three Months Ended		Nine Months Ended

	September 30,		September 30,

	(unaudited)		(unaudited)

	2003	2002	2003	2002

Total interest income	$6,582	$6,965	$19,774	$20,810

Total interest expense	1,782	2,484	5,752	7,715

Net interest income	4,800	4,481	14,022	13,095

Provision for loan losses	100	220	360	500

Net interest income after provision for loan losses	4,700	4,261	13,662	12,595

Total noninterest income	685	755	2,235	2,039

Total noninterest expenses	2,958	2,756	8,828	8,077

Income before income tax expenses	2,427	2,260	7,069	6,557

Income tax expenses	883	858	2,616	2,482

Net Income	$1,544	$1,402	$4,453	$4,075

Selected Financial Data

	Three Months Ended		Nine Months Ended

	September 30,		September 30,

	2003	2002	2003	2002

Basic earnings per share	$0.56	$0.51	$1.62	$1.49

Net interest margin	4.06%	4.10%	4.06%	4.03%

Return on average assets	1.23%	1.22%	1.22%	1.19%

Return on average equity	15.18%	14.67%	14.77%	14.58%

	At

	September 30,	September 30,

	2003	2002

Stockholders’ equity as a percent of total assets	7.76%	8.22%

Book value per share	$14.88	$14.06